Exhibit 99.1

John Ellis joins 2U, Inc. as SVP, Corporate Controller and Chief Accounting Officer

LANHAM, Md. — May 9, 2018 — 2U, Inc. (Nasdaq: TWOU), a global leader in education technology, today announced that John B. Ellis joined the company as Senior Vice President, Corporate Controller and Chief Accounting Officer on May 7, 2018. Ellis will oversee 2U’s global accounting and financial reporting functions and will report directly to 2U’s Chief Financial Officer Cathy Graham.

“John has the proven ability to successfully lead an effective global accounting and reporting organization — not only for where we are as a company today but for where we are headed,” said Graham. “I’m very excited that he’s come on board to ensure the smooth operation and expanding capabilities of a function that is essential to our continued scaling of 2U. John’s passion for our growing, mission-driven business — combined with his broad financial experience in large, diverse, global organizations — makes him an ideal addition to our senior leadership team.”

Ellis joins 2U from Newell Brands, a global consumer products company with a portfolio of brands including Rubbermaid, Paper Mate, Sharpie, Calphalon and Graco. In his fourteen-plus years with Newell, Ellis held numerous executive finance roles including seven years as Corporate Controller & Chief Accounting Officer. At various times, he also served as Newell’s Treasurer and had financial roles in business transformation, finance operations and mergers and acquisitions. Ellis started his career at Ernst & Young LLP, where, during his ten years at the firm, he served in various accounting advisory and assurance roles. A certified public accountant for over twenty-five years, Ellis received his BBA in Accounting from Loyola University, MD and his MBA in Finance from Johns Hopkins University.

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About 2U, Inc. (NASDAQ: TWOU)

2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U’s No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.

Media Contact:

Molly Greenberg, 2U, Inc.

mgreenberg@2U.com